Exhibit 10.1

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of February 13, 2013, between Discovery Laboratories, Inc., a Delaware Corporation (the “Borrower”), and the lenders set forth on the signature page of this Agreement (the “Lenders” and, together with the Borrower, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Borrower wishes to borrow from the Lenders thirty million Dollars ($30,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make, loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1      General Definitions.  Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a)            that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b)           that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c)            that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Agreement Date” means the date of this Agreement.

“Applicable Laws” means all statutes, rules and regulations of the U.S. Food and Drug Administration (“FDA”) and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Borrower or its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(p).

“Business Day” means a day on which banks are open for business in The City of New York.

[ *** ] Confidential treatment of redacted portions has been requested.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Common Stock” means the common stock, par value $0.001 per share, of the Borrower.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement”  has the meaning given to it in Section 2.2.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) such Lender’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the applicable lending office of such Lender is located, or by any other Governmental Authority (or taxing authority thereof or therein) as a result of a present or former connection between the jurisdiction of such Governmental Authority imposing such Tax and such Lender (except a connection arising solely from such Lender’s having executed, delivered or performed its obligations under the Transaction Documents), (b) any branch profits Taxes imposed by the United States of America, (c) any withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.5(a), or (d) Taxes directly attributable to such Lender’s failure to comply with Section 2.5(d) other than as a result of an inability to comply as a result of a change in law occurring subsequent to the date such Lender becomes a party to this Agreement.

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other amounts owing by the Borrower to the Lenders pursuant to the Transaction Documents.

“Final Payment Date” means the earlier of (i) the date on which the Borrower repays the Notes (together with any other amounts accrued and unpaid under the Transaction Documents) and (ii) the sixth anniversary of the Agreement Date.

“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Governmental Authority” means any government, quasi-governmental agency, governmental department, ministry, cabinet, commission, board, bureau, agency, court, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative or public body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(i)             all indebtedness for borrowed money;

(ii)            the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii)           all guarantees of Indebtedness;

(iv)           the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)            all capitalized lease obligations;

(vi)           all indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii)          all Hedging Obligations; and

(viii)         indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 8.75% simple interest per annum.

“IP” and “Intellectual Property” have the meaning given to it in Section 3.1(l).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property having the practical effect of constituting a security interest, in each case with respect to the payment of any obligation with, or from the proceeds of, any asset or revenue of any kind. For the avoidance of doubt, any grant or license or option to obtain a license to, or the sale or other transfer of, the Borrower’s intellectual property or other assets to any entity that intends to research and develop or commercialize products or services covered by such intellectual property or embodying or arising from such other assets, whether directly or through the Borrower or another entity shall not constitute a Lien.

“Loan” means the loan made available by the Lenders to the Borrower pursuant to Section 2.2 in the maximum aggregate amount of thirty million Dollars ($30,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning given to it in Section 6.11.

“Major Transaction” has the meaning set forth in the Warrants.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, condition (financial or otherwise) or assets of the Borrower, (b) the validity or enforceability of any provision of any Transaction Document, (c) the ability of the Borrower to timely perform the Obligations or (d) the rights and remedies of the Lenders under any Transaction Document.

“Milestone Date” means a date on or before December 31, 2013 that is the date of the first commercial sale of SURFAXIN® (lucinactant) for the prevention of respiratory distress syndrome (RDS) in premature infants at high risk for RDS.

“Notes” means the Notes issued to the Lenders evidencing the Loan in the form attached hereto as Exhibit A.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Transaction Documents.

“Ordinary Course” means ordinary actions taken by the Borrower on a consistent basis to  effect its business plan, including with respect to commercial and marketing activities that are reasonably customary and ordinary for such activities as contemplated by Section 5.2 (ii).

“Organizational Documents” means the Certificate of Incorporation and Bylaws, each as amended to date, of the Borrower or its Subsidiaries, as the context may require.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document

“Permitted Indebtedness” means Indebtedness existing as of the Agreement Date and set forth on Exhibit B attached hereto and:

(i)            The Obligations;

(ii)            Indebtedness to trade creditors;

(iii)           Indebtedness in respect of purchase money financing, capital lease obligations and equipment financing facilities covering existing and newly- acquired equipment, including for the acquisition, installation, qualification and validation of such equipment;

(iv)           The sum of unsecured indebtedness and indebtedness permitted under clause (xiii) below in an aggregate outstanding principal amount not to exceed the difference between (x) $30 million and (y) the aggregate amount of the outstanding V Indebtedness (as defined below), with interest at not more than market rates, and payable not earlier than the Sixth Anniversary, so long as such indebtedness is subject to a subordination agreement satisfactory in form and substance to the Required Lenders ( the “Subordinated Indebtedness”);

(v)           Unsecured indebtedness for repayment of monies advanced to the Borrower by counterparties to a collaboration, licensing, joint venture, or partnership arrangement or paid by such counterparties to third Persons on behalf of the Borrower, in an aggregate outstanding amount of not more than the lesser of (y) $10 million and (z) $30 million minus the aggregate outstanding  principal amount of the Subordinated  Indebtedness, with interest thereon at not more than market rates and  subject to a subordination agreement satisfactory in form and substance to the Required Lenders (the “V Indebtedness”)

(vi)          Indebtedness to a Person  incurred to finance insurance premiums for the premium  year in which such Indebtedness is incurred;

(vii)          Indebtedness resulting from the deferral of license royalties or payments in an amount that does not increase the Borrower’s obligation except to the extent of interest on deferred amounts at customary market rates;

(viii)         Indebtedness in respect of netting services, overdraft protections and other similar and customary services in connection with deposit accounts;

(ix)           Guaranties of the obligations of suppliers and licensees of the Borrower incurred to third parties for the purpose of enabling such suppliers, customers and licensees to purchase products that will be supplied, or incorporated into products that will be supplied, to the Borrower by such supplier or licensee;

(x)            Indebtedness owed by the Borrower or any Subsidiary to the Borrower or any such Subsidiary;

(xi)           Indebtedness to employees in respect of benefit plans and employment and severance arrangements;

(xii)          [intentionally deleted];

(xiii)         Unsecured indebtedness of any Person acquired pursuant to an acquisition, including the deferred purchase price thereof provided that (A) such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) does not constitute Indebtedness owing to the seller of the assets acquired in such acquisition and (B) such Indebtedness shall be deemed to be Subordinated Indebtedness for the purposes of the limitation set forth in clause (iv) above and shall be subject to a subordination agreement satisfactory in form and substance to the Required Lenders;

(xiv)         Hedging Obligations not incurred for speculative purposes;

(xv)          Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed the following at any time:  (a) a $400,000 letter of credit supporting the Borrower’s commercial real estate lease obligations and (b) $100,000 in aggregate principal amount of other trade and/or standby letters of credit the need for which may arise from time to time in connection with the Borrower’s operations;

(xvi)         Performance bonds, surety bonds and similar instruments incurred in the Ordinary Course;

(xvii)        Guarantees with respect to any Permitted Indebtedness; and

(xviii)       Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed above so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing (plus the amount of any customary charges).

“Permitted Liens” means:

(i)             Liens existing on the Agreement Date and set forth on Exhibit D attached hereto, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by the definition of Permitted Indebtedness;

(ii)            Liens in favor of the Lenders;

(iii)           Statutory Liens created by operation of applicable law;

(iv)           Liens arising in the Ordinary Course and securing obligations that are not more than 60 days past due or are being contested in good faith by appropriate proceedings;

(v)           Liens for taxes, assessments or governmental charges or levies not more than 30 days past due and payable or that are being contested in good faith by appropriate proceedings;

(vi)          Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii)         Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ accounts maintained in the Ordinary Course held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii)        Liens securing Indebtedness permitted pursuant to clause (iii) of the definition of Permitted Indebtedness;

(ix)           Lessor liens;

(x)            Pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xi)           Deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the Ordinary Course (including earnest money deposits in respect of any acquisition), or (ii) indemnification obligations  relating to any disposition;

(xii)          Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the conduct of the business of the applicable Person;

(xiii)         Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(xiv)         Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xv)          Licenses of intellectual property granted by the Borrower or any of its Subsidiaries in the Ordinary Course and not interfering in any material respect with the conduct of business of the Borrower and its Subsidiaries;

(xvi)         Good faith deposits required in connection with any acquisition;

(xvii)        To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(xviii)       Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by the Borrower or any of its Subsidiaries to be applied against the purchase price for such acquisition; provided, that (x) the aggregate amount of such advances of cash or cash equivalents shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien; and

(xix)         Liens on cash collateral securing reimbursement obligations of the Borrower and its Subsidiaries under letters of credit.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4 (b).

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the Agreement Date , by and among the Borrower and the Lenders.

“Required Lenders” means Lenders that, taken together, hold Notes evidencing more than 50% of the aggregate outstanding principal amount of the Notes; provided, however that so long as the Lenders on the Agreement Date together hold $1 million principal amount of the Notes, the Required Lenders shall mean any one of the  Lenders on the Agreement Date.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means the annual, quarterly and periodic reports filed by the Borrower with the SEC.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreement” mean the agreement executed on the Agreement Date pursuant to which the Borrower grants to the Lenders a security interest in its assets to secure its obligation under the Transaction Documents..

“Sixth Anniversary” has the meaning set forth in Section 2.3

“Subsidiary or Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Tax Affiliate” means (a) the Borrower and its Subsidiaries and (b) any Affiliate of the Borrower with which the Borrower files or is required to file consolidated, combined or unitary tax returns.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, deductions, charges or withholdings and all liabilities with respect thereto, (including by reason of any delay in payment).

“Transaction Documents” means this Agreement, the Notes, the Security Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the Agreement Date or subsequent thereto, whether or not specifically mentioned herein or therein.

“Volume Weighted Average Price” has the meaning set forth in the Warrants except that (i) the word “Company” shall be replaced by “Borrower” and the phrase “Holders of a majority of interest of the Warrants being Exercised” shall be replaced by “Required Lenders.”

“Warrants” has the meaning given to it in Section 2.10.

“Warrant Shares” has the meaning set forth in Section 3.1(w).

Section 1.2           Interpretation.  In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

Section 1.3           Business Day Adjustment.  If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

Section 1.4

(a)            The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b)           The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c)            Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)           The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1            Use of Proceeds.  The proceeds of the Loan will be used for working capital.

Section 2.2           Disbursement.  Subject to the conditions set forth in Article 4 and this Section 2.2, the Lenders shall advance Loans to the Borrower in two disbursements (each, a “Disbursement”).  The first is in the amount of $10 million on the Agreement Date.  The second is in the amount of $20 million (the “Second Disbursement”), which  the Lenders will disburse  to the Borrower upon the Borrower’s delivery to Deerfield Management Company, L.P. of a certificate that (i) the Milestone Date has occurred and (ii) no Default or Event of Default has occurred. The Borrower shall  deliver such certificate upon attainment of the event set forth in the definition of Milestone Date. Such certificate shall be delivered not later than three Business Days after the Borrower’s public disclosure that such event  has been attained and not fewer than 15 Business Days prior to the date designated by the Borrower to receive the Second Disbursement; provided, however, that the date so designated shall be no earlier than the second Business Day of the month following the month in which such certificate is delivered. Upon receipt of such certificate, the Lenders shall effect the Second Disbursement on the date designated in such certificate. The Lenders shall fulfill each Disbursement in accordance with their respective allocations set forth on Schedule 1.

Section 2.3           Payment.  (a) Subject to the last sentence of this subsection (a), the Borrower shall pay to the Lenders on each of the fourth anniversary of the Agreement Date (“Fourth Anniversary”), fifth anniversary of the Agreement Date (the “Fifth Anniversary”), and the sixth anniversary of the Agreement Date (the “Sixth Anniversary”) one-third of the  principal amount of the Notes (which in accordance with the terms of the Notes shall be the sum of the Disbursement effected on the Agreement Date and the Second Disbursement ((as defined above)) if the Second Disbursement occurs); provided, that if the Fourth Anniversary Deferral Criteria is met on the last day of the month next preceding the Fourth Anniversary, the principal amount due on the Fourth Anniversary shall be due on the Fifth Anniversary; if the Fifth Anniversary Deferral Criteria is met on the last day of the month next preceding the Fifth Anniversary, the principal amount due on the Fifth Anniversary (together with any amount deferred on the Fourth Anniversary) shall be due on the Sixth Anniversary.  For the purposes of this Subsection (a), (i) the Fourth Anniversary Deferral Criteria shall mean that either Net Sales for the 12 months ending on the last day of the month next preceding the Fourth Anniversary are at least $20 million or the Equity Value of the Borrower is at least $200 million, (ii) the Fifth Anniversary Deferral Criteria shall mean that either Net Sales for the 12 months ending on the last day of the month next preceding the Fifth Anniversary are at least $30 million or the Equity Value of the Borrower is at least $250 million, (iii) “Equity Value” shall mean, with respect to each measurement date, the product of (x) the number of issued and outstanding shares of Common Stock on such measurement date multiplied by (y) the per share closing price of Borrower’s Common Stock on such measurement date, and (iv) “Net Sales” shall mean, without duplication, the gross amount invoiced by or on behalf of the Borrower or any of its Subsidiaries or any direct or indirect assignee or licensee of the Borrower for products sold globally in bona fide, arm’s length transactions, less customary deductions determined without duplication in accordance with generally accepted accounting principles in the United States.  Customary deductions include, among others, (i) cash or terms discounts, (ii) sales, use and value added taxes (if and only to the extent included in the gross invoice amount), (iii) reasonable and customary accruals for third party rebates and chargebacks, (iv) returns and (v) recalls. The Borrower shall release publicly the attainment of the Fourth Anniversary Deferral Criteria and the Fifth Anniversary Deferral Criteria before such attainment is disclosed to the Lenders.

(b)           The Borrower shall pay to the Lenders the outstanding principal amount of the Notes on the earliest of (i) the Final Payment Date, (ii) the date the principal amount of the Note is declared to be or automatically becomes due and payable following an Event of Default and (iii) the date provided for in Section 5.3.  The Borrower may otherwise prepay the Notes in whole or in part at any time, without premium or penalty.

(c)           A Note shall be deemed prepaid to the extent the payee Lender of such Note satisfies the payment of the Exercise Price (as such term is defined in the Warrants) through a reduction of the principal amount outstanding under such Lender’s Note in accordance with Section 3(a)(i) of the Warrants.

(d)           Each voluntary prepayment by the Borrower shall be applied first, to accrued and unpaid interest and second, to principal in inverse order of maturity and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1 hereto as such allocations may be revised by the Lenders from time to time.

Section 2.4           Payments.  Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m. New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due.  The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5      Taxes.

(a)           Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Lenders shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Lenders shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

(b)           In addition, without duplication of amounts paid in respect of Other Taxes pursuant to Section 2.5(a), Borrower agrees to pay all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to Lenders the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Lenders.

(c)           Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor each Lender for all Indemnified Taxes (including all Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Lender with respect to any payment by or on account of any Obligation hereunder, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

(d)           Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Code) for United States federal income tax purposes shall, on or before the date on which the Lender becomes a party to this Agreement, provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is organized under the laws of the United States and is entitled to an exemption from United States backup withholding tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Foreign Person”) shall, on or before the date on which the Lender becomes a party to this Agreement, provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable forms, or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Person is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), and is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto). Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrower of any change in such Lender’s circumstances which would modify or render invalid any claimed exemption or reduction.

(e)           If a Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Borrower paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Lender shall promptly pay such refund to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund, and without interest (other than interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

Section 2.6            Costs, Expenses and Losses.  If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation.  For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.7            Interest.  The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month).  Interest shall be paid quarterly in arrears commencing on April 1, 2013 and on the first Business Day of each April, July, October and January thereafter (each, an “Interest Payment Date”).

Section 2.8            Interest on Late Payments.  Without limiting the remedies available to the Lenders under the Transaction Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make a required payment of principal or interest with respect to the Loan when due the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding.  Such interest shall be payable on demand.

Section 2.9            Fee and Costs On the date of each Disbursement, the Borrower shall pay to such entity as the Lenders shall direct a fee of 1.5% of the amount of the Disbursement effected on such date for entering into the transaction contemplated by the Transaction Documents.

Section 2.10          Delivery of Warrants.

(a)            On the date hereof, the Borrower shall issue to the Lenders warrants to purchase an aggregate of 2,340,000 shares of Common Stock in substantially the form set forth on Exhibit E-1 hereto (together with any Warrants issuable pursuant to subsection (b) below, the “Warrants”) at an initial Exercise Price of $2.81 and an expiration date on the Sixth Anniversary.

(b)           Upon the Lenders effecting the Second Disbursement, the Borrower shall issue to the Lenders warrants to purchase 4,660,000 shares of Common Stock in substantially the form set forth on Exhibit E-1 hereto at an initial exercise price of $2.81.

(c)           The Warrants issued pursuant to this Section 2.10 shall be allocated among the Lenders as set forth on Schedule 1.

(d)           Notwithstanding anything herein to the contrary,  the number of shares of Common Stock into which the Warrants to be issued pursuant to Section 2.10(b)  are exercisable and the Exercise Price thereof on the issue date  shall be adjusted to reflect any adjustments in the number of shares of Common Stock into which such Warrant is exercisable that would have taken effect pursuant to the terms of such Warrant had such Warrant been issued on the date hereof and remained outstanding through the date of such issuance.

Section 2.11.         Original Issue Discount. If the Second Disbursement occurs, the Borrower and the Lenders shall enter into an agreement recalculating the Original Issue Discount applicable to the Notes consistent with the principles applied to calculate the Original Issue Discount for the Notes issued on the Agreement Date.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1            Representations and Warranties of the Borrower.  The Borrower represents and warrants as of the Agreement Date that except as set forth in a Schedule to this Agreement or the SEC Reports filed since January 1, 2012:

(a)           The Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no material defaults outstanding thereunder.

(b)           No Default or Event of Default (or any other material default or event of default, however described) has occurred under any of the Transaction Documents.

(c)           The Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

(d)           No Lien exists on the Borrower’s assets, except for Permitted Liens.

(e)           The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f)            No Indebtedness of the Borrower exists other than Permitted Indebtedness.

(g)           The Borrower is validly existing as a corporation in good standing under the laws of Delaware.  The Borrower has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would not have a Material Adverse Effect.

(h)           There is not pending or, to the knowledge of the Borrower, threatened, any action, suit or other proceeding before any Governmental Authority (a) to which the Borrower is a party or (b) which has as the subject thereof any assets owned by the Borrower.  There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its assets is subject.

(i)            The Transaction Documents have been duly authorized, executed and delivered by the Borrower, and constitute a valid, legal and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally.  The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Borrower pursuant to, any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority.  No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrower of the transactions contemplated hereby except for such registrations and filings in connection with the issuance of the Warrants and Warrant Shares pursuant the Transaction Documents that are necessary to comply with federal and state securities laws, rules and regulations, and filings contemplated by the Security Agreement and the Borrower has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents.

(j)            The Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and the Borrower has not received written notice of any revocation or modification of any of the Necessary Documents and the Borrower has no reason to believe that any of the Necessary Documents will not be renewed in the Ordinary Course, and the Borrower is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k)           The Borrower has good and marketable title to all of its assets free and clear of all Liens except Permitted Liens.  The property held under lease by the Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower.

(l)            The Borrower owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”). To the knowledge of the Borrower, the IP that is registered with or issued by a Governmental Authority is valid and enforceable; there is no outstanding, pending, or, to the knowledge of the Borrower, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower in or to any IP and the Borrower has not received any written notice regarding, any such action, suit, or other proceeding.  To the knowledge of the Borrower, the Borrower has not infringed or misappropriated any material rights of others.  To the knowledge of the Borrower, there is no pending or threatened action, suit, other proceeding or claim by others that the Borrower infringes upon, violates or uses the Intellectual Property rights of others without authorization, and the Borrower has not received any written notice regarding, any such action, suit, other proceeding or claim.  The Borrower is not a party to or bound by any options, licenses, or agreements with respect to IP.  The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m)           The Borrower is not in violation of the Organizational Documents, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not have a Material Adverse Effect.

(n)           All federal, state, local and foreign income and franchise and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliates have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all Taxes, assessments and other governmental charges and impositions reflected therein and all other material Taxes, assessments and other governmental charges otherwise due and payable have been paid prior to the date on which any liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP.  As of the Agreement Date, no material Tax Return is under audit or examination by any Governmental Authority, and no notice of any audit or examination or any assertion of any material claim for Taxes has been given or made in writing by any Governmental Authority.  Each Tax Affiliate has properly withheld all material amounts required to be withheld by such Tax Affiliate from its respective employees for all periods in full and complete compliance with the Tax, social security and unemployment withholding provisions of applicable law and such withholdings have been timely paid to the respective Governmental Authorities.  No Tax Affiliate has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) or has been a member of an affiliated, combined or unitary group other than the group of which a Tax Affiliate is the common parent.

(o)           The Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person except in pursuit of the Borrower’s business plan and is not bound by any agreement that affects the exclusive right of the Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products except in the Ordinary Course.

(p)           The Borrower:  (A) at all times has complied in all material respects with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from the FDA or any correspondence or notice from any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies in all material respects with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and have no knowledge that any Governmental Authority is considering such action; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect; and (F) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Borrower’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(q)           The studies, tests and preclinical and clinical trials conducted by or on behalf of the Borrower were and, if still pending, are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; the Borrower is not aware of any studies, tests or trials, the results of which the Borrower believes reasonably call into question any of its studies, tests or trial results and the Borrower has not received any written notices or correspondence from any Governmental Authority requiring the termination, suspension, or material modification of any such studies, tests or preclinical or clinical trials.

(r)           The financial statements of the Borrower provided to the Lenders prior to the Agreement Date and identified as subject to this subsection (r) together with the related notes fairly present the financial condition of the Borrower as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in such Schedule, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(s)           The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)            (i) To the knowledge of the Borrower, no “prohibited transaction” as defined under Section 406 of ERISA or Section 4975 of the Code that is not exempt under ERISA Section 408 or Section 4975 of the Code, under any applicable regulations and published interpretations thereunder or under any applicable prohibited transaction, individual or class exemption issued by the Department of Labor, has occurred with respect to any Employee Benefit Plan, except as for such transaction that would not have a Material Adverse Effect, (ii) at no time within the last seven (7) years has the Borrower or any ERISA Affiliate maintained, sponsored, participated in, contributed to or has or had any liability or obligation in respect of any Employee Benefit Plan subject to Section 302 of ERISA, Title IV of ERISA, or Section 412 of the Code or any “multiemployer plan” as defined in Section 3(37) of ERISA or any multiple employer plan for which the Borrower or any ERISA Affiliate has incurred or could incur liability under Section 4063 or 4064 of ERISA, (iii) no Employee Benefit Plan represents any current or future liability for retiree health, life insurance, or other retiree welfare benefits except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state law, (iv) each Employee Benefit Plan is and has been operated in compliance with its terms and all applicable laws, including but not limited to ERISA and the Code, except for such failures to comply that would not have a Material Adverse Effect, (v) no event has occurred (including a “reportable event” as such term is defined in Section 4043 of ERISA) and no condition exists that would subject the Borrower or any ERISA Affiliate to any tax, fine, lien, penalty or liability imposed by ERISA, the Code or other applicable law, except for any such tax, fine, lien, penalty or liability that would not, individually or in the aggregate, have a Material Adverse Effect, (vi) the Borrower does not maintain any Foreign Benefit Plan, (vii) the Borrower does not have any obligations under any collective bargaining agreement.  As used in this clause (t), “Employee Benefit Plan” means any material “employee benefit plan” within the meaning of Section 3(3) of ERISA, and all stock purchase, stock option, stock-based severance, employment, change-in-control, medical, disability, fringe benefit, bonus, incentive, deferred compensation, employee loan and all other employee benefit plans, agreements, programs, policies or other arrangements, whether or not subject to ERISA, under which (A) any current or former employee, director or independent contractor of the Borrower or any of its Subsidiaries has any present or future right to benefits and which are contributed to, sponsored by or maintained by the Borrower or any of its respective Subsidiaries or (B) the Borrower or any of its Subsidiaries has had or has any present or future obligation or liability; “ERISA” means the Employee Retirement Income Security Act of 1974, as amended; “ERISA Affiliate” means any member of the Borrower’s controlled group as defined in Code Section 414 (b), (c), (m) or (o); and “Foreign Benefit Plan” means any Employee Benefit Plan established, maintained or contributed to outside of the United States of America or which covers any employee working or residing outside of the United States.

(u)           The Borrower has no Subsidiaries other than Acute Therapeutics, Inc.

(v)           Subsequent to September 30, 2012, neither the Borrower nor any of its Subsidiaries has declared or paid any dividends or made any distribution of any kind with respect to its capital stock; and there has not been any change in the capital stock (other than a change in the number of outstanding shares of Common Stock due to the issuance of shares upon the exercise of outstanding options or warrants), or any issuance of options, warrants, convertible securities or other rights to purchase the capital stock, of the Borrower or any of its Subsidiaries, except as such transactions may have occurred in under the Borrower’s equity compensation plans, any tax qualified defined contribution retirement plan and/or employee stock purchase plan.

(w)           All of the issued and outstanding shares of capital stock of the Borrower are duly authorized and validly issued, fully paid and nonassessable, have been issued in compliance with all federal and state and foreign securities laws, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities that have not been waived in writing; the Warrants and the shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”), have been duly authorized and the Warrant Shares when issued, delivered and paid for in accordance with the terms of the Warrants, will have been validly issued and will be fully paid and nonassessable.  There are no preemptive rights or other rights to subscribe for or to purchase, or any restriction upon the voting or transfer of any shares of Common Stock pursuant to the Borrower’s Organizational Documents or any agreement to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any of its Subsidiaries is bound.  All of the issued and outstanding shares of capital stock of each of the Borrower’s Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable, and the Borrower owns of record and beneficially, free and clear of any claims, Liens, proxies, or equities, all of the issued and outstanding shares of such stock.  There are no options, warrants, agreements, contracts or other rights in existence to purchase or acquire from the Borrower or any Subsidiary of the Borrower any shares of the capital stock of the Borrower or any Subsidiary of the Borrower.

(x)           The representations and warranties set forth in this Section 3.1 are applicable to the Borrower’s Subsidiaries.

(y)           Acute Therapeutics Inc. is and shall remain an inactive subsidiary of the Borrower with no operations or other business activity.

Section 3.2           Borrower Acknowledgment.  The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Transaction Documents and that the Lenders have entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties.  The Borrower represents and warrants to the Lenders that none of such representations and warranties omits any matter the omission of which makes any of such representations and warranties misleading in any material respect.

Section 3.3            Representations and Warranties of the Lenders.  Each Lender represents and warrants to the Borrower as of the Agreement Date that:

(a)            It is acquiring the Warrants and the Warrant Shares solely for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Warrants or Warrant Shares or any part thereof.

(b)           The Warrants and the Warrants Shares have not been registered under the Securities Act on the basis that no distribution or public offering of the stock of the Borrower is to be effected.  It realizes that the basis for the exemptions may not be present if, notwithstanding its representations, such Lender has a present intention of acquiring the securities for a fixed or determinable period in the future, selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the securities.  None of the Lenders has such present intention.

(c)           The Warrants and the Warrant Shares must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(d)           Neither the Warrants nor the Warrant Shares may be sold pursuant to Rule 144 adopted under the Securities Act unless certain conditions are met.

(e)            It will not make any disposition of all or any part of the Warrants or Warrant Shares until:

(i)             There is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with said registration statement; or

(ii)            Such Lender shall have notified the Borrower of the proposed disposition and, in the case of a sale or transfer in a so-called “4(1) and a half” transaction, shall have furnished counsel for the Borrower with an opinion of counsel, substantially in the form annexed as Exhibit C to the Warrant.  The Borrower agrees that it will not require an opinion of counsel with respect to transactions under Rule 144 or Rule 144A of the Securities Act.

(f)            It understands and agrees that all certificates evidencing the shares to be issued to the Lenders upon exercise of the Warrants may bear a legend as set forth in the Warrants.

(g)           Such Lender is an “accredited investor” as defined in Regulation D promulgated under the Securities Act.

(h)           Such Lender is duly organized and validly existing under the laws of the jurisdiction of its formation.

(i)             Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes the valid and legally binding obligation of such Lender, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

(j)             Such Lender has full power and authority to make each Disbursement and to enter into and perform its other obligations under each of the Transaction Documents and carry out the other transactions contemplated thereby.

(k)            Such Lender (A) has had reasonable opportunity to ask questions of and receive answers from Borrower concerning the Transaction Documents, (B) has been permitted access, to such Lender’s satisfaction, to the SEC Reports, and (C) understands that the entry into the Transaction Documents and the investment in the securities issued thereunder is subject to risks as stated in the risk factors disclosed in the SEC Reports or as otherwise may be applicable to similar investments and acknowledges that it has had an opportunity to review, and upon review, fully understands such risk factors.

(l)             [ *** ]

[ *** ] Confidential treatment of redacted portions has been requested.

ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1            Conditions to the first Disbursement.  The obligation of the Lenders to make the first  Disbursement shall be subject to the fulfillment of the following conditions:

(a)           The Lenders shall have received executed counterparts of the Transaction Documents from the Borrower, a certificate as to Organizational Documents, resolutions, incumbency and an opinion of its counsel reasonably acceptable to the Lenders;

(b)           All actions required to be taken by the Borrower pursuant to Section 2.10 shall have been taken; and

(c)            No Default or Event of Default has occurred or would result from the Disbursement.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1            Affirmative Covenants.  Unless the Required Lenders shall otherwise agree:

(i)            The Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(ii)           The Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(iii)           The Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, authorizations and permits required to conduct their businesses, except where the failure to do so would not have a Material Adverse Effect.

(iv)           The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect provided that such notice shall be given concurrently with public disclosure of any such event, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Transaction Document.

(v)           If the Borrower is not required to file reports pursuant to Sections 13 or 15(d) of the Exchange Act, the Borrower will provide to the Lenders quarterly financial statements for itself and its Subsidiaries within 45 days after the end of each quarter, and audited annual financial statements within 120 days after the end of each year prepared in accordance with GAAP with a report thereon by the Borrower's independent certified public accountants.  If the Borrower is required to file such reports, the Borrower will timely file with the SEC (subject to appropriate extensions made under Rule 12b-25 of the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to Section 13 or 15(d) of the Exchange Act, and the Borrower and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information not available on the SEC EDGAR system and not containing any material non-public information that the Lenders may reasonably request.

Section 5.2            Negative Covenants. Unless the Required Lenders shall otherwise agree:

(i)            The Borrower shall not and shall not permit any Subsidiary to (a) liquidate, provided that a Subsidiary may merge into the Borrower or any other Subsidiary, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (b) enter into any merger, consolidation or reorganization, unless (x) the Borrower or a Subsidiary is the surviving corporation.  The Borrower shall not establish any Subsidiary unless such Subsidiary executes and delivers to the Lenders a guarantee of the Obligations in a form acceptable to the Lenders and, if requested by the Lenders, a security agreement in the form of the Security Agreement.

(ii)           The Borrower shall not, and shall not permit any Subsidiary to, (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination (together, “Business Combination”), or engage in any transaction with any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate, whereby its income or profits are, or might be, shared with another Person other than a wholly owned Subsidiary, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, except that Borrower may enter into arrangements with contract manufacturing, sales and research organizations for manufacture, promotion and development of Borrower’s products and clinical trial management and data analysis and similar activities in support of Borrower’s development  programs, or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any stockholder of the Borrower, any Affiliate of the Borrower or any equity holder of such Affiliate.  With respect to the foregoing restrictions, (A) (i) the Borrower may enter into any collaborative arrangements, licensing agreements, joint ventures or partnerships providing for the research, development or commercial exploitation of compounds, products or services (together, the “Transactions”), whereby payments received therefrom or its income or profits are, or might be, shared with another Person (provided that the Company or a wholly owned Subsidiary of the Company (and not any third party or any of the Company’s stockholders, Affiliates or equity holders of Affiliates) directly receives from such Person all consideration paid or payable by such Person in connection with the Transactions (other than any payments made by such third party in satisfaction of obligations of the Company or its Subsidiaries), which consideration may, but need not, include (without limitation) upfront, milestone, royalty and profit-sharing payments), and (B) royalties and other payments made by any Business Combination, to the parties thereto shall not be deemed to be a distribution of assets.

Notwithstanding anything to the contrary contained in this Section 5(ii), the Borrower shall not (A) transfer ownership or other rights that would require such ownership transfer of any of its Intellectual Property or (B) otherwise assign (which shall include by way of licensing) to any Person any right to commercialize its Core Assets in the United States; provided, that this restriction shall not prohibit the Borrower from granting licenses for the manufacture, promotion, or further development of Core Assets in the United States in connection with commercialization of such Core Assets controlled and directed by the Borrower.  Core Assets are all assets relating to therapeutics, devices, and other products for the care of pediatric respiratory critical care and include, but are not limited to, (a) KL4 surfactant, in (x) liquid suspension (SURFAXIN®), (y) lyophilized and (z) aerosolized dosage forms, (b) capillary aerosol generator (CAG) technology licensed from PMUSA and (c) proprietary airway connectors (e.g., AFECTAIR®) for use in intensive care units.

(iii)           The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Transaction Document, or its rights and obligations thereunder.

(iv)           The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

(v)           The Borrower shall not and shall not permit any Subsidiary to acquire any assets (other than assets acquired in the Ordinary Course), directly or indirectly, in one or more related transactions, for a consideration, in cash or other property (valued at its fair market value) greater than $500,000.

Section 5.3          Major Transaction.  The Borrower shall give the Lenders notice of a Major Transaction at least 30 days prior to the consummation thereof but in any event not later than 2 business days following the first public announcement thereof.  If a Major Transaction occurs in which the Successor Entity does not satisfy the Qualification Criteria, the Required Lenders, within 5 days after the receipt of such notice, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”) that the Final Payment shall be due and payable.  If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make the Final Payment to the Lenders. The Borrower shall not consummate any Major Transaction without complying with the provisions of this Section 5.3.  For the purpose of this Section 5.3, the Qualification Criteria shall mean either (I)(x) the product of (a) the number of outstanding shares of each of the surviving entity’s class of securities and (b) the Volume Weighted Average Price for each such class as of the fifth trading day next preceding such announcement (the “Market Cap”) is at least $3.5 billion and (y) the outstanding indebtedness of such surviving entity represents less than 15% of such surviving entity’s Enterprise Value, or (II) the rating assigned by S&P to the long-term debt of the Borrower is at least “A” (or has an equivalent rating on Moody’s or a comparable rating agency).  Enterprise Value shall mean the sum of the Market Cap and such indebtedness minus Cash and Cash Equivalents as reflected on the balance sheet of such entity.

Section 5.4     General Acceleration Provision upon Events of Default.  If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Required Lenders, by written notice to the Borrower, may declare the principal of, and accrued and unpaid interest on, the Notes or any part of any of them (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a)           The Borrower shall have failed to make payment of principal and interest under the Notes when due.

(b)           The Borrower shall have failed to comply with the due observance or performance of any covenant contained in any Transaction Document (other than the covenants described in (a) above), such failure shall not have been cured by the Borrower within 30 days after receiving written notice of such failure from the Lenders.

(c)            Any representation or warranty made by the Borrower in any Transaction Document shall have been incorrect, false or misleading in any material respect as of the date it was made.

(d)           (i)  The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e)            One or more judgments against the Borrower or any Subsidiary or attachments against any of their respective property not covered by insurance, remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days from the date of entry of such judgment.

(f)            Any authorization necessary for the execution, delivery or performance of any Transaction Document or for the validity or enforceability of any of the Obligations under any Transaction Document is not given or is withdrawn or ceases to remain in full force or effect.

(g)           The validity of any Transaction Document shall be contested by the Borrower, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(h)           There is a failure to perform in any agreement to which the Borrower or any Subsidiary is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of [ ***].

(i)             If an Event of Default (as such term is defined in the Warrants) shall have occurred.

Section 5.5           Automatic Acceleration on Dissolution or Bankruptcy.  Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6            Recovery of Amounts Due.  If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1           Notices.  Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when read by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party.  The addresses for such communications shall be:

[ *** ] Confidential treatment of redacted portions has been requested.

If to the Borrower:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976-3622
Attention:  Vice President, Finance
Fax:  215-488-9421

With copy to:

Discovery Laboratories, Inc.
2600 Kelly Road, Suite 100
Warrington, PA 18976-3622
Attention:  Senior Vice President, General Counsel
Fax:  215-488-9557

and

SNR Denton US, LP
101 John F. Kennedy Parkway
Short Hills, NJ 07078-2708
Fax: 973-912-7179

Attention:  Ira Kotel, Esq.

If to the  Lenders:

Deerfield Management Company, L.P.
780 Third Avenue, 37th Floor
New York, NY 10017
Fax: 212-599-3075
Email: dclark@deerfield.com
Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP

575 Madison Avenue

New York, New York 10022

Fax:  (212) 940-8776

Email:  mark.fisher@kattenlaw.com

Attn:  Mark I. Fisher, Esq.

Section 6.2           Waiver of Notice.  Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3           Reimbursement of Legal and Other Expenses.  If any amount owing to the Lenders under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Transaction Document) attorneys’ and other fees and expenses incurred in respect of such collection.

Section 6.4            Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York.  Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

Section 6.5            Successors and Assigns.  This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that (a) the Borrower may not assign or otherwise transfer all or any part of its rights under the Transaction Documents without the prior written consent of the Lenders and (b) [ ***].

[ *** ] Confidential treatment of redacted portions has been requested.

Section 6.6            Entire Agreement.  The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto.  The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7           Severability.  If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.  The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8            Counterparts.  This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9            Survival.

(a)           This Agreement and all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Transaction Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b)           The obligations of the Borrower under Section 1.4 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

Section 6.10         Waiver.  Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision.  No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default.  All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11         Indemnity.

(a)           The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the reasonable attorneys’ fees incurred in defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Transaction Documents, the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject, but excluding Excluded Taxes (each, a “Loss”).  The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lenders or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction.  The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)           Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the indemnifying person under this Section 6.11, deliver to the indemnifying person a written notice of the commencement thereof, and the indemnifying person shall have the right to participate in, and, to the extent the indemnifying person so desires, to assume control of the defense thereof with counsel mutually satisfactory to the indemnifying person and the Indemnified Person, as the case may be.

(c)           An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the indemnifying person, if, in the reasonable opinion of counsel for the Indemnified Person, the representation by such counsel of the Indemnified Person and the indemnifying person would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The indemnifying person shall pay for only one separate legal counsel for the Indemnified Persons. The failure of an Indemnified Person to deliver written notice to the indemnifying person within a reasonable time of the commencement of any such action shall not relieve the indemnifying person of any liability to the Indemnified Person under this Section 6.11, except to the extent that the indemnifying person is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d)           Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 6.12         No Usury.  The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law.  If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower.  All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof.  The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13         Further Assurances.  From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Transaction Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.14          Independent Transaction Documents.  Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the 13th day of February 2013.

BORROWER:

By:	/s/ John G. Cooper
Name:	John G. Cooper
Title:	President and Chief Executive Officer

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

DEERFIELD SPECIAL SITUATIONS
INTERNATIONAL MASTER FUND, L.P.
By:	Deerfield Mgmt, L.P., its General Partner
By:	J.E. Flynn Capital LLC, its General Partner

By:	/s/ David J. Clark
Name:	David J. Clark
Title:	Authorized Signatory

SCHEDULE 1

LENDER	ALLOCATION OF DISBURSEMENTS, PREPAYMENTS AND WARRANTS
Deerfield Special Situations Fund, L.P.	8.775%
Deerfield Special Situations International Master Fund, L.P.	6.225%
Deerfield Private Design Fund II, L.P.	39.610%
Deerfield Private Design International II, L.P.	45.390%

Exhibit A

PROMISSORY NOTE

THIS NOTE IS BEING ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”).  THE FOLLOWING INFORMATION IS BEING PROVIDED PURSUANT TO TREASURY REGULATION SECTION 1.1275-3:

ISSUE PRICE: $
AMOUNT OF OID: $
ISSUE DATE: February [  ], 2013
YIELD TO MATURITY: [  ]%

February __, 2013

FOR VALUE RECEIVED, Discovery Laboratories, Inc., a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to pay to [                   ] (the “Payee”), a principal amount equal to the lesser of (a) [                    ] and (b) the aggregate amount of Disbursements allocated to the Payee pursuant to Section 2.2 of the Facility Agreement referenced to below, in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is a “Note” referred to in the Facility Agreement dated as of February __, 2013 between the Maker, the Payee and the other parties thereto (as modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loan made by the Payee thereunder.  Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement.  The outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Facility Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence and during the continuance of any such payment default or other Event of Default and in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof.  Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes.  The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement.  No renewal or extension of this Note or the Facility Agreement, no release of any Person primarily or secondarily liable on this Note or the Facility Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right.  The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee.  This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction.  For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 6.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid.  The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State.

[Signature page follows]

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

DISCOVERY LABORATORIES, INC.

By:
Name:
Title